Exhibit 4.72
EXECUTION VERSION
FIRST AMENDMENT TO THE

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to the Fifth Amended and Restated Credit Agreement (“First Amendment”) is made as of June 15, 2012 by and among Credit Acceptance Corporation, a Michigan corporation (“Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).

RECITALS

A.
Company, Agent and the Banks entered into that certain Fifth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 17, 2011 as may be amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.

B.
The Company has requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this First Amendment.

NOW, THEREFORE, Company, Agent and the Banks agree:

1. Section 1 of the Credit Agreement is hereby amended as follows:

The following definitions are hereby amended and restated in their entirety as follows:

“First Amendment Effective Date” shall have the meaning set forth in the First Amendment to this Agreement dated as of June 15, 2012.

“Revolving Credit Aggregate Commitment” shall mean the aggregate of the Revolving Credit Commitments of the Banks as set forth on Schedule 1.2 hereto, subject to any increases in the Revolving Credit Aggregate Commitment pursuant to Section 2.17 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase, and subject to any reductions or termination of the Revolving Credit Aggregate Commitment under Sections 2.15 or 9.2 of this Agreement; provided, however, that in no event shall the Revolving Credit Aggregate Commitment hereunder at any time exceed Three Hundred Million Dollars ($300,000,000).

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) June 22, 2015, as such date may be extended from time to time pursuant to Section 2.16 hereof, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.15 or 9.2 hererof.

“Revolving Credit Optional Increase” shall mean, at any time of determination, an amount equal to the difference between (i) $300,000,000 and (ii) the Revolving Credit Aggregate Commitment at such time.

“Swing Line Maximum Amount” shall mean Twenty Five Million Dollars ($25,000,000).

2. Facing Page. the facing page of the Credit Agreement is hereby amended and restated by deleting such face page and inserting the replacement face page attached hereto as Attachment 1 in its place.

3. Exhibit M (form of New Bank Addendum) to the Credit Agreement is hereby amended by replacing the reference therein to “Revolving Credit Maximum Amount” with “Revolving Credit Aggregate Commitment.”

4. Exhibit O (Borrowing Base Certificate) to the Credit Agreement is hereby amended by replacing the reference therein to “Revolving Credit Maximum Amount” with “Revolving Credit Aggregate Commitment.”

5. Schedule 1.1 to the Credit Agreement is hereby amended and restated by deleting such Schedule and inserting the replacement Schedule 1.1 attached hereto as Attachment 2 in its place.

6. Schedule 1.2 to the Credit Agreement is hereby amended and restated by deleting such Schedule and inserting the replacement Schedule 1.2 attached hereto as Attachment 3 in its place.

7. On the date on which the conditions set forth in Section 8 of this First Amendment shall have been satisfied (the “First Amendment Effective Date”), (a) each Bank shall have (i) a Percentage equal to the applicable percentage set forth in Attachment 3 hereto (the “New Percentages”) and (ii) its own Advances of the Revolving Credit (and participation in Swing Line Advances and Letters of Credit) in its Percentage of all such Advances (and Swing Line Advances and Letters of Credit) outstanding on the First Amendment Effective Date (based on the New Percentages) and (b) any Bank not a party to the Credit Agreement prior to the First Amendment Effective Date (each such Bank, a “New Bank”) shall become obligated as a Bank thereunder, entitled to all of the rights and privileges and subject to all of the obligations of the Banks under the Credit Agreement.  To facilitate the foregoing, each Bank (including each New Bank) which as a result of the adjustments of Percentages shown on Attachment 3 is to have a greater principal amount of Advances of the Revolving Credit outstanding than such Bank had outstanding under the Credit Agreement immediately prior to the First Amendment Effective Date (each such Bank an “Increasing Bank”) shall deliver to the Agent immediately available funds to cover such Advances of Revolving Credit and the Agent shall, to the extent of the funds so received, disburse funds to each Bank which, as a result of the aforesaid adjustment of the Percentages, is to have a lesser principal amount of Advances of the Revolving Credit outstanding than such Bank had under the Credit Agreement immediately prior to the First Amendment Effective Date, and each such Bank whose Percentage is reducing (a “Reducing Bank”) shall be deemed to have assigned such reduction in its commitment and outstandings to the Increasing Banks, pro rata based upon the New Percentages, such assignment to be without representation, warranty or recourse (except that such assignment has been duly authorized and such commitment and outstandings have not been otherwise assigned or encumbered by such Reducing Bank).  Each Bank which was a party to the Credit Agreement prior to the First Amendment Effective Date, upon receipt of its New Note(s) delivered hereunder (which Notes are to be in exchange for and not in payment of the predecessor Revolving Credit Notes) issued by the Company to such Bank, shall return its predecessor Notes to the Agent which shall stamp such Notes “Exchanged” and deliver said Notes to the Company.  The Banks agree that all interest and fees accrued under the Credit Agreement prior to the First Amendment Effective Date shall constitute the property of the Banks which were parties to the Credit Agreement prior to the First Amendment Effective Date and shall be distributed by the Agent (to the extent received from the Company) to such Banks on the basis of the Percentages in effect prior to the First Amendment Effective Date.  Furthermore, it is acknowledged and agreed that all fees paid prior to the First Amendment Effective Date shall not be recalculated, redistributed or reallocated by Agent among the Banks.

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8. This First Amendment shall become effective according to the terms and as of the date hereof, upon satisfaction by the Company of the following conditions:

(1) Agent shall have received counterpart originals of (i) this First Amendment, duly executed and delivered by the Company and the requisite Banks, and (ii) a Reaffirmation of Loan Documents duly executed and delivered by the Guarantors.

(2) Agent shall have received executed replacement Revolving Credit Notes for each Bank reflecting the new Percentages set forth on Attachment 3 hereto.

(3) Company shall have paid to Agent, for distribution to the Banks the upfront fees as set forth in the Summary of Terms and Conditions dated May 14, 2012.

(4) Agent shall have received from a responsible senior officer of the Company and each of the Guarantors a certification (supported by appropriate authorizing resolutions) (i) that this First Amendment and each of the other Loan Documents being executed concurrently therewith has been duly authorized, executed and delivered on behalf of the Company, and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of this First Amendment.

(5) Company shall have paid to the Agent and the Banks all fees and expenses, if any, owed to the Agent and the Banks and accrued to the First Amendment Effective Date.

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Agent shall give notice to Company and the Banks of the occurrence of the First Amendment Effective Date.

9. The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.18, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

10. Except as specifically set forth above, this First Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

11. Unless otherwise defined to the contrary herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Credit Agreement.

12. This First Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.

13. This First Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

[Signatures Follow on Succeeding Pages]

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WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,
 as Administrative Agent, Sole Lead Arranger, and Collateral Agent

By:	/s/ Paul G. Russo
Paul G. Russo
Its:	Vice President

CREDIT ACCEPTANCE
CORPORATION

By:	/s/ Douglas W. Busk
Douglas W. Busk
Its:	Treasurer

BANKS:

COMERICA BANK

By:	/s/ Paul G. Russo
Paul G. Russo
Its:	Vice President

BANK OF AMERICA, N.A., as Co-Syndication Agent, and a Bank

By:	/s/ Michael E. Miller
Michael E. Miller
Its:	Vice President

BANK OF MONTREAL, as Co-Documentation Agent and a Bank

By:	/s/ Catherine Blaesing
Catherine Blaesing
Its:	VP

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with FIFTH THIRD BANK, a Michigan banking corporation, as Co-Documentation Agent and a Bank

By:	/s/ John Antonczak
John Antonczak
Its:	Vice President

RBS CITIZENS, N.A., as Co-Syndication Agent and a Bank

By:	/s/ Michael Dolson
Michael Dolson
Its:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Timothy Rettberg
Timothy Rettberg
Its:	Vice President

THE HUNTINGTON NATIONAL BANK

By:	/s/ Clark R. Thompson
Clark R. Thompson
Its:	Vice President

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Kenneth Lipke
Kenneth Lipke
Its:	F.V.P.

By:	/s/ Roy Grossman
Roy Grossman
Its:

FLAGSTAR BANK, fsb

By:	/s/ Michael Blackburn
Michael Blackburn
Its:	First Vice President

Attachment 1

EXECUTION COPY

FIFTH AMENDED AND RESTATED

CREDIT ACCEPTANCE CORPORATION

CREDIT AGREEMENT

DATED AS OF JUNE 17, 2011

COMERICA BANK, AS SOLE BOOKRUNNER, SOLE LEAD ARRANGER, ADMINISTRATIVE AGENT AND COLLATERAL AGENT

BANK OF AMERICA, N.A. AND RBS CITIZENS, N.A.
AS CO-SYNDICATION AGENTS

AND

FIFTH THIRD BANK AND
BANK OF MONTREAL, AS CO-DOCUMENTATION AGENTS

Attachment 2

Schedule 1.11

PRICING MATRIX

	The Applicable Margin For		Applicable Fee Percentage For
Notwithstanding the Company’s Rating Level:	Advances carried at the Base Rate	Advances carried at the Eurodollar-based Rate	Letter of Credit Fee
	Plus 0.875%	1.875%	1.875%

Basis for Pricing*		Applicable Fee Percentage For Revolving Credit Facility Fee
If Revolving Credit Outstandings for the Applicable Quarter are <20% of the Revolving Credit Maximum Amount	Level I	.500%
If Revolving Credit Outstandings for the Applicable Quarter are ≥20% and ≤50% of the Revolving Credit Maximum Amount	Level II	.375%
If Revolving Credit Outstandings for the Applicable Quarter are >50% of the Revolving Credit Maximum Amount	Level III	.250%

“Revolving Credit Outstandings” shall mean, for any Applicable Quarter, the average daily amount of all outstanding Advances (including Swing Line Advances) and Letter of Credit Obligations for such period.

“Applicable Quarter” shall mean the most recent fiscal quarter of the Company ended prior to the date on which any payment of the Revolving Credit Facility Fee is due under Section 2.13(a) of the Agreement.

*The Revolving Credit Facility Fee (in respect of the period ending June 30, 2012) shall be determined and payable as follows:

(a)           For the period commencing April 1, 2012 through the First Amendment Effective Date, the Applicable Fee Percentage shall be the percentage in effect under the Agreement prior to the First Amendment Effective Date, and shall be payable on the First Amendment Effective Date.

(b)           For the period commencing on the First Amendment Effective Date through June 30, 2012, the Applicable Fee Percentage shall be Level III set forth in the pricing grid above, and shall be due and payable on July 1, 2012.

Commencing with the fiscal quarter ending September 30, 2012 and thereafter, the Applicable Fee Percentage shall be determined based on the pricing grid.

1 All terms not defined on this Schedule 1.1 are as defined in the Agreement.

Attachment 3

Schedule 1.2

(PERCENTAGES)

Banks	Revolving Credit Commitment	Percentage
Comerica Bank	$40,013,450.00	17.027000%
Bank of America	$34,998,550.00	14.893000%
RBS Citizens	$34,998,550.00	14.893000%
Bank of Montreal	$29,997,750.00	12.765000%
Fifth Third Bank	$29,997,750.00	12.765000%
Huntington Bank	$24,999,300.00	10.638000%
JPMorgan Chase Bank, N.A.	$14,997,700.00	6.382000%
Flagstar Bank, fsb	$14,997,700.00	6.382000%
Israel Discount Bank	$9,999,250.00	4.255000%
	$235,000,000.00	100.000000%